              THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON
                        FEBRUARY 18, 1997 PURSUANT TO A
                     RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                               FORE Systems, Inc.
                               ------------------
                                (NAME OF ISSUER)

                                  Common Stock
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)

                                  345449 10 2
                                  -----------
                                 (CUSIP NUMBER)

                                  -----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO. 345449 10 2                                         PAGE 2 OF 5 PAGES
          -----------                                         -----------------
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    FRANCOIS J. BITZ
-------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [ ]
-------------------------------------------------------------------------------

    3      SEC USE ONLY

--------------------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    SWITZERLAND
--------------------------------------------------------------------------------

                                      5    SOLE VOTING POWER
         NUMBER OF
          SHARES                               3,648,447
       BENEFICIALLY                   ------------------------------------------
         OWNED BY
           EACH                       6    SHARED VOTING POWER
         REPORTING
          PERSON                               0
           WITH                       ------------------------------------------

                                      7    SOLE DISPOSITIVE POWER

                                               3,648,447
                                      ------------------------------------------

                                      8    SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,648,447 SHARES AS OF 12/31/96
--------------------------------------------------------------------------------

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES [ ]

--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.8%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

ITEM 1.  SECURITY AND ISSUER.

         (a)      FORE Systems, Inc.

         (b)      1000 FORE Drive
                  Warrendale, PA 15086

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)      Francois J. Bitz

         (b)      1000 FORE Drive
                  Warrendale, PA 15086

         (c)      Switzerland

         (d)      Common Stock

         (e)      345449 10 2


ITEM 3.  FILING PURSUANT TO RULE 13d-1(b) OR 13d-2(b).

                  Not Applicable

ITEM 4.  OWNERSHIP.

                  Not Applicable

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


                                      -3-
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10. CERTIFICATION.

                  Not Applicable

                                      -4-

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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 13, 1997


                                                   /s/ FRANCOIS J. BITZ
                                                   ----------------------
                                                   Francois J. Bitz

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